As filed with the Securities and Exchange Commission on November 18, 2005 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

PATRIOT GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	86-0947048
(State or other jurisdiction of incorporation or organization) 501-1775 Bellevue Avenue West Vancouver, B.C., Canada V7V1A9 (Address of principal executive offices)	(I.R.S. Employer Identification Number)

2005 Stock Option Plan

(Full Title of the Plan)

Patriot Gold Corp.

501-1775 Bellevue Avenue

West Vancouver, B.C., Canada V7V1A9

(Name and address of agent for service)

604-925-5257

(Telephone number, including area code, of agent for service)

______________________________

copy to:

David Lubin, Esq.

David Lubin & Associates

92 Washington Avenue

Cedarhurst, NY 11516

Telephone: (516) 569-9629

______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

2005 Stock Option Plan	2,000,000	$0.3825	$765,000	$97.16

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, by averaging the high and low sales prices of the Registrant’s common stock reported on the Over The Counter Electronic Bulletin Board operated by NASDAQ under ticker symbol PGOL.OB for November 17, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participant in the plans covered by this Registration Statement as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of such Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference in this Registration Statement:

(a)           The Registrant’s annual report on Form 10-KSB for the fiscal year ended May 31, 2005, filed with the Commission on August 30, 2005;

(b)           The Current Report of Form 8-K, filed with the Commission on October 14, 2005;

(c)           All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since May 31, 2005; and

(d)           The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement No. 000-32919 on Form 10SB12G filed with the Commission on June 25, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which there is described the terms, rights and provisions applicable to the Registrant’s Class A Common Stock, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada General Corporation Law provides, among other things, that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant or is or was serving at the Registrant’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply. The indemnification provisions contained in the Nevada General Corporation Law is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.
ITEM 8.	EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

3.1	Registrant’s Articles of Incorporation*
3.2	Registrant’s Bylaws*
4.1	Patriot Gold Corp. 2005 Stock Option Plan
4.2	Form of Stock Option Agreement under the Stock Option Plan
5.1	Opinion of David Lubin & Associates as to the legality of the securities being registered
23.1	Consent of David Lubin & Associates (included in Exhibit 5.1)
23.2	Consent of Robison, Hill & Co.

* Previously filed with the Registrant’s Form 10-SB12G filed on June 25, 2001.

ITEM 9.	UNDERTAKINGS.
(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2005 Stock Option Plan.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on this 18 day of November, 2005.

Patriot Gold Corp.

By:	/s/ Robert Coale
Name:	Robert Coale
Title:	Chief Executive Officer
Chief Financial Officer
President, Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed as of November _, 2005 by the following persons in the capacities indicated.

Dated:	November 18, 2005	By:	/s/ Robert Coale Chief Executive Officer, President, Chairman of the Board
Dated:	November 18, 2005	By:	/s/ Mr. Duncan Budge Director
Dated:	November 18, 2005	By:	/s/ Robert A. Sibthorpe Director

INDEX TO EXHIBITS

The following exhibits are filed as part of this Registration Statement:

3.1	Registrant’s Articles of Incorporation*
3.2	Registrant’s Bylaws*
4.1	Patriot Gold Corp. 2005 Stock Option Plan
4.2	Form of Stock Option Agreement under the Stock Option Plan
5.1	Opinion of David Lubin & Associates as to the legality of the securities being registered
23.1	Consent of David Lubin & Associates (included in Exhibit 5.1)
23.2	Consent of Robison, Hill & Co.

* Previously filed with the Registrant’s Form 10-SB12G filed on June 25, 2001.